SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

September 14, 2012

Date of Report (Date of earliest event reported)

Discovery Laboratories, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-26422	94-3171943
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2600 Kelly Road, Suite 100
Warrington, Pennsylvania 18976
(Address of principal executive offices)

(215) 488-9300
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Compensation Committee (the “Compensation Committee”) of the Board of Directors of Discovery Laboratories, Inc. (the “Company”) on September 14, 2012 conducted a review of compensation payable to executives of the Company, including with respect to target bonuses for the fiscal year 2012 for certain of its executive officers, including the Company’s Named Executive Officers, W. Thomas Amick, Chief Executive Officer; John G. Cooper, President and Chief Financial Officer; and Thomas F. Miller, Senior Vice President and Chief Operating Officer.  Since approximately 2007, the bonus target amounts for these executives, expressed as a percent of base compensation, were as follows: Mr. Amick, 0 - 100%; Mr. Cooper, 0 - 70%; and Dr. Miller, 0 - 30%.  In 2012, the Compensation Committee has been reviewing the compensation arrangements for its executives, including bonus target amounts.  The Compensation Committee has determined to adjust the target bonus amounts to the following: Mr. Amick , 0 - 50%. Mr. Cooper, 0 - 40%, and Dr. Miller, 0 - 35%.  The Compensation Committee retained full discretion to pay a higher or lower bonus amount than what would be indicated on the basis of the Company’s corporate performance, the individual’s performance and that executive’s target bonus.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Discovery Laboratories, Inc.

	By:	/s/ W. Thomas Amick
Name: W. Thomas Amick
Title: Chairman of the Board and
Chief Executive Officer

Date: September 20, 2012